Sports Betting Technology Provider Newgioco Appoints Experienced Businessman Clive P. Kabatznik as an Independent Director to its Board

New York, NY – June 27, 2019 – Newgioco Group, Inc. (“Newgioco” or the “Company”) (OTCQB: NWGI), a global sports betting and gaming technology company providing fully integrated software solutions to regulated online and land-based gaming and sports betting operators, today announced the appointment of Clive P. Kabatznik to serve as an independent director of the Board of Directors effective June 26, 2019. Mr. Kabatznik shall also serve on the audit committee, the compensation committee, and the corporate governance and nominating committee of the Board.

“Clive, along with Paul Sallwasser and Steven Shallcross who were appointed to our Board recently, significantly improve our corporate governance and provide meaningful business expertise to our Board,” commented Chief Executive Officer, Michele (Mike) Ciavarella. “Together, their extensive international experience with both small and large listed and private companies in various fields of technology should be of considerable benefit to Newgioco’s direction, governance and growth for all our shareholders. This is another step towards demonstrating our commitment to the highest standards of corporate governance and to completing our long anticipated exchange listing. We will continue to build our senior personnel over the coming weeks and to firm up our unique go-to-market plan for the U.S. as an important component of our pathway to profitability.”

Mr. Kabatznik currently serves in several key roles with a variety of entities and with over 37 years of extensive versatile global business expertise, including as Founding member of 40K LLC, Chairman of Datos Health, Director of Harbor Inland Rum Company, Co-founder of Fluid Spirits Holdings and Director of Icagen, Inc. He brings a wealth of corporate and strategic business skills to Newgioco including the use of digital and computational platforms to solve the marketing and technological challenges facing both new and established businesses. He was previously, the Founder and Chief Executive Officer of Silverstar Holdings, which was one of the first U.S. publicly-listed company to invest as an acquirer of South African businesses. In carrying out his responsibilities, Clive was instrumental in raising $250 million in equity and convertible debt to finance acquisitions and expansion since inception, including a Nasdaq Initial Public Offering and further equity and convertible debentures issued by Morgan Stanley, Bankers Trust and UBS. He also led an initial public offering of South African Companies on the Johannesburg Stock Exchange in 1999, the first such offering of a foreign subsidiary after the fall of apartheid for total proceeds $25 million. Mr. Kabatznik currently is a Member and serves on the Board of Governors and Executive Committee, Hebrew University of Jerusalem, Israel as well as the President of the American Friends of the Hebrew University, United States. He is a graduate, 1977-1979 with an M.A. in Sociology, Hebrew University of Jerusalem, Israel and 1974-1977 with B.A. in History and Sociology, Hebrew University of Jerusalem, Israel.

About Newgioco Group, Inc.

Newgioco Group, Inc., is a global leisure gaming technology company, with fully licensed online and land-based gaming operations and innovative betting technology platforms that provide bet processing for casinos and other gaming operators. The Company conducts its business under the registered brand Newgioco primarily through its internet-based betting distribution network on its website, www.newgioco.it as well as in retail neighborhood betting shops throughout Italy.

Newgioco offers clients a full suite of leisure gaming products and services, such as sports betting, virtual sports, online casino, poker, bingo, interactive games and slots. Newgioco also owns and operates innovative betting platform software providing both B2B and B2C bet processing for casinos, sports betting and other online and land-based gaming operators. Additional information is available on our corporate website at www.newgiocogroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and includes statements such as the expected benefit to Newgioco Group direction, governance and growth for shareholders. These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include the ability of the new directors to contribute to the Company’s direction, governance and growth, and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2018 and subsequent filings with the U.S. Securities and Exchange Commission, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

For further information, please contact:

Hayden IR

Brett Maas (646) 536-7331

nwgi@haydenir.com

Newgioco Group, Inc.

Michele Ciavarella, Chief Executive Officer

m.ciavarella@newgiocogroup.com